Exhibit 99.2

- MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Sanderson Farms Incorporated First Quarter Fiscal 2013 Conference Call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead sir.

Joe Frank Sanderson, Chairman and Chief Executive Officer

Thank you. Good morning and welcome to Sanderson farm’s first quarter conference call. We issued a news release this morning announcing a net loss of $6.9 million or $0.31 per share for our first quarter of fiscal 2013. This compares to a net loss of $8 million or $0.36 per share for our first quarter of fiscal 2012. I’ll begin the call with comments about general market conditions, grain costs, and production decisions and then turn the call over to Lampkin and Mike for a more detailed account of the quarter.

Before, we make any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Joe and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial conditions, and prospects of the company. Examples of forward-looking statements include statements regarding the supply and demand factors, future grain and chicken market prices, economic conditions, and production levels. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on Form 10-K and on the company’s quarterly report on Form 10-Q filed with the SEC this morning in connection with our first fiscal quarter ended January 31, 2013.

Joe Frank Sanderson, Chairman and Chief Executive Officer

Thank you, Mike. As was the case during last year’s first fiscal quarter, our financial results for the first fiscal quarter reflect continued challenging but somewhat improving market conditions. Conditions improved steadily through the quarter and the company was profitable in January. While demand from retail grocery store customers has remained stable and that stability is reflected in the record high Georgia dock price, food service demand remains weak.

Our grain costs peaked with flocks sold in November and have leveled off and even come down slightly since. While overall market prices for chicken were higher during the quarter than last year, the same is true for the market prices for both corn and soybean meal. Grain prices have stabilized below the highest set last August. They remain high relative to historical averages.

Optimism regarding the size and quality of South America’s crops has helped somewhat, but weather concerns will keep pressure on both corn and soy prices and tight supplies will likely support relatively high grain prices at least until the market gets some visibility on the quantity and quality of the 2013 crops in the U.S.

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Most everyone who follows the grain market will now turn their attention to the March supply and demand report and more importantly the March 28 planning intentions report. Many expect the record number of acres to be planted this spring with some predicting as many as 99 million acres of corn. The bottomline is we need these acres and we need a good crop.

Even if we get adequate acres in the March 28 planning intentions report, those acres must still get planted and there is little margin of error with weather as we head through the growing season.

We have had three below average years in a row in yields and given record demand for grain, we need a good crop year. Because of the tightness in supply, the market will most likely exaggerate its reaction to any real or perceived weather threat as we move into the planning and growing season.

We have priced most all of our corn needs through March and about 50% of our needs for each of April and May. We have also priced all of our soybean meal needs through March, but have none priced past then. We have no grain priced past May.

Based on our costs through the first quarter what we have priced so far and what prices we could lock in for the balance of the year, our grain cost for fiscal 2013 including the cost of additional volume would be $94.7 million more than during 2012. This increase from fiscal 2012 would translate into a $2.25 per pound increase in our cost per processed pound.

While grain costs will remain high the company and the industry can still earn good margins if chicken prices move sufficiently higher to allow us to offset these higher costs. Exit numbers relative to a year ago were lower through fiscal 2012, but have started moving a bit higher than a year ago. Despite slightly higher production however market prices have been steady or rising. That certainly indicates that demand has improved somewhat.

While retail demand is better however, demanded foodservice is still weak. I sat on every conference call the past two years that I continue to believe we won’t see meaningful increase in foodservice demand until employment in the United States moderates and Americans get their jobs back in significant numbers. I still believe that.

But fortunately it feels like economic conditions are starting to improve. We will see seasonal improvement in chicken demand this spring and summer and together with improvement in overall demand, the two might be enough to move markets higher.

We announced last week at our Annual Shareholders’ Meeting that we have selected sites in and near Palestine, Texas for our next expansion. While, we regret we were unable to complete the project in Nash County, North Carolina as originally announced, we look forward to expanding our presence in Texas, which has been an outstanding place to do business.

The location of the new facility and its focus on big bird deboning will create new marketing opportunities for the company and will certainly create opportunities for our employees.

Those of you who have followed our company for any length of time have heard me say that we have two levers to create value for our shareholders, which we recognize as our primary obligation. One is to operate more efficiently, and the other is to continue our pattern of deliberate steady growth to have more pounds on which to earn historical margins and increase earnings per share.

The trigger for continued growth is always our balance sheet. And it is certainly healthy enough to begin a new project. However, we must also be operating well and have some visibility into the markets before we start a new project.

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Until the 2013 corn and soy crops in the U.S. are planted, grown and harvested, the project will remain on hold. I am hopeful that means we can start in the fall, but that will depend on the crops.

Construction of the new facility is also subject to other contingencies including receiving necessary permits, negotiating construction contracts, finding a sufficient number of growers, and final approval by our board of directors once market conditions improve.

As for our operations and efficiencies, we left money on the table during our first quarter. Our live production division performed well and our feed conversions were as good as they have ever been. Our processing plants also perform well, and our costs in yields were good. Unfortunately, our sales did not keep pace. We knew we had opportunities in Kinston to mature our sales out of that plant, and we have been able do that over the past couple of months.

In addition though, we had sales at our other plants that did not keep pace with the increasing market prices during the quarter. That too has been fixed over the past few weeks and any sales that haven’t been fixed will be. January was a better sales month, and I expect our sales to continue to improve as we move forward.

As far as efficiencies while our live production division and processing plants continue to perform well, they are handcuffed by reduced production numbers. Feed conversions, yields, labor costs and other costs not impacted by volume have been outstanding. Lower pay, chick costs, fixed costs and other costs impacted by volume though have been uncompetitive. Unfortunately, as long as we run our plants 6% below capacity we can’t compete effectively.

I mentioned earlier that market prices have remained steady or moved higher in spite of higher production numbers which signals at least some improvement in demand. In order to meet our customers’ needs and in order to improve our cost efficiencies we will return our plants to full production by June.

I believe we will continue to see steady improvement in the macroeconomic environment and believe that improvement will spur some increased demand. I am confident we can get products sold well, and I know we will increase our efficiencies and reduce our costs when we resume full production.

At this point, I will return the call over to Lampkin for a more detailed discussion of the chicken markets and our operations during the first quarter.

Lampkin Butts, President and Chief Operating Officer

Thank you, Joe. Overall market prices for poultry products were higher during the quarter when compared to our first quarter last year. The Georgia Dock price for whole birds reflected continued good chill pack demand during the quarter and averaged $0.98 per pound, an increase of 9.1% compared to last year’s first quarter average of $89.8 per pound.

The Georgia Dock whole bird price quote as of today is $1.5 per pound and continue to reflect the good balance between supply and demand of chill pack product destined for the retail grocery store customers.

Every time the Georgia Dock whole bird price moves higher, it sets a new record high. Bulk leg quarter prices during our first quarter were lower by 2% compared to last year. Urner Barry leg quarters averaged $0.49 per pound during our first fiscal quarter compared to $0.50 per pound last year.

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Final numbers for calendar 2012 reflected a 4% increase in the volume of all broader parts exported during calendar 2012. Exports to China and Hong Kong combined were down 16% while Mexico and Russia were up 23% and 25% we effectively. We believe that export markets are going to be steady to improve during calendar 2013.

The average price for jumbo wings was significantly higher during our first fiscal quarter compared to last year increasing 24.6%. We had a really nice run in wing prices ahead of the Super bowl and hit a new all-time high of $1.92 per pound. Jumbo wing prices averaged $1.79 per pound during our first quarter this year compared to $1.43 per pound during last year’s first quarter.

Boneless breast prices increased by 5.1% when compared to the first quarter a year ago. The Urner Barry boneless market averaged $1.39 per pound during 2013 first quarter compared to $1.32 per pound last year. While improved, these prices reflect the market that continues to be adversely affected by challenged United States consumer and weak foodservice demand.

We sold £723.7 million of poultry products during the first quarter and 8.1% increase from the £669.2 million sold during last year’s first quarter. Our processed pounds were up, 5.2% from £694.9 million to £731 million. We expect to process approximately £704.4 million during our second quarter, down 3% from the £726 million processed during last year’s second quarter. The decrease is a result of fewer processing days this year compared to last year and the effects of our cut backs.

For the year we had changed our production targets to reflect our return to full production in June and expect to process £3.04 billion for the year which will be a 2.9% increase over 2012. While our performance during the first quarter reflects adverse market conditions, we will continue to operate this company the same way we always do. We will look for efficiency improvements and will do everything necessary to protect our balance sheet and the integrity of our operations.

At this point, I’ll turn the call over to Mike to discuss financial statements.

D. Michael Cockrell, CFO, Treasurer, Director and Head-Investor Relations

Thank you, Lampkin and good morning again. Net sales for the quarter totaled $595.8 million and that was up from $517.8 million for the same quarter during fiscal 2012. Our loss of $0.31 per share during the quarter compares to a loss of $0.36 per share during last year’s first quarter.

Our cost of sales for poultry products for the three months ended January 31 as compared to the same three months a year ago increased 15.6%. This increase was a result of an 8.14% increase in the pounds of poultry products sold in the first quarter compared to last year and continued high feed costs.

Our feed costs per pound of poultry products processed increased 12.1% to $43.3 per pound and that compares to $38.6 per pound last year. While our feed costs per pound of poultry products processed were higher by $4.7 per pound, our sales price per pound of poultry products sold increased 7.1% or $5.2 per pound. This combination did result in improved gross margins which also improved as we moved through the quarter.

SG&A expenses for the first quarter of 2013 were $2.7 million higher than the same three months a year ago. This increase is primarily the result of our expensing during the quarter certain costs associated with the abandoned Nash county North Carolina project. We had capitalized certain costs associated with those sites and once we decided not to move forward, we expensed those costs. We also reimbursed Nash county North Carolina for its out of pocket costs associated with the project, and we expensed that $1 million during the quarter as well.

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Despite the challenging quarter though, our balance sheet remains strong. At the end of the quarter, stockholders’ equity was $540 million and networking capital was $259 million. Our current ratio was 2.9 to 1. Our debt at the end of the first quarter totaled $160.8 million, and our debt to cap ratio was 22.9% at January 31, 2013.

We spent $11.5 million on capital expenditures during the first quarter and so far we have approved $45.5 million in CapEx projects for the fiscal year. Our depreciation and amortization during the first quarter totaled $15.2 million, and we continue to expect approximately $61.4 million for all of fiscal 2013.

And with that Rochelle, we will open up the call for questions, if you will do that for us.

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- QUESTION AND ANSWER SECTION

Operator: Thank you. The question-and-answer session will be conducted electronically. [Operator Instructions] And our first question we’ll hear from Farha Aslam with Stephens Inc.

<Q – Farha Aslam – Stephens, Inc.>: Hi good morning.

<A>: Good morning Farha.

<Q – Farha Aslam – Stephens, Inc.>: A couple questions. The first one is regarding your volume in the quarter. It was up 8 some odd percent. That’s higher than you had anticipated. Was that simply growing conditions were so strong or did you pull birds forward because of strong demand? Just some commentary about why the first quarter volume was so heavy?

<A>: It was a combination of both, Farha. We processed a few more head than we had anticipated and had estimated and those birds also came into the plant higher than we thought. And we had under shot our yields when we did that estimate. So it really was a combination of all three of those.

<A>: The only reason we processed more birds is because they were heavier though. Actually, we had more down days, scheduled down days in November this year, I believe, than we did a year ago, didn’t we?

<A>: We did and we had built those into our estimates.

<A>: But we had to run some because the birds were so heavy. They got up to £9 in our big bird deboning plants because of weather conditions and so we had to run some that we did not intend to.

<A>: And we have built into that estimate that we made this morning for our second quarter and for the year. We’ve built in a little bit better yields than we have been estimating.

<A>: Our yields were a good bit higher.

<Q – Farha Aslam – Stephens, Inc.>: Okay. And just your volume, the expectations for the second quarter?

<A>: For the second quarter?

<Q – Farha Aslam – Stephens, Inc.>: Yes.

<A>: Right now we estimate £704.4 million for the second fiscal quarter. That’s actually down a little bit from last year’s second quarter. The two reasons for that, one, there’s one fewer processing day during the quarter this year compared to last year and also the effect of our cut back. Joe mentioned we’ll return to full production but that won’t happen until June, so we’ll have reduced production as planned all through the second quarter.

<Q – Farha Aslam – Stephens, Inc.>: Okay. That’s helpful, and then two macro questions. The first one is you’ve recently had some restrictions put in place by China regarding our pork exports and that will likely result in more pork staying here in the U.S. Do you anticipate that impacting chicken prices at all?

<A>: What was the restriction on pork?

<Q – Farha Aslam – Stephens, Inc.>: Products with rap tope mean in it.

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<A>: I think they’re going to start testing. I don’t think that’s going to — I don’t know a lot about pork, but aren’t they just going to start testing for that growth promoter?

<Q – Farha Aslam – Stephens, Inc.>: So you don’t — you think it’s sort of a temporary issue, that it really won’t impact pricing?

<A>: I would think not. I mean, surely they can withdraw. If we were to use antibiotic FDA requires withdrawal period. I don’t know anything about what that — I know it’s a growth promoter they use in cattle and hogs and turkeys. But I would assume they can do a withdrawal period on it and it not be in the tissue when they sample it. So I don’t think — what I read about it, sounds like it’s not going to be an issue.

<A>: It doesn’t have to shut the market down. I mean it’s not certainly that it would do that.

<Q – Farha Aslam – Stephens, Inc.>: Okay. So not a chicken issue. And then my final question Joe in your 10-Q that you released this morning, you had a new risk factor and that was availability of USDA inspectors for poultry and if the U.S. goes into sequester. Do you think — how serious of a threat do you think that is for the U.S. industry in poultry?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we don’t know. In the past whenever there has been a budget crisis or even when the government has shut down which it has done before, USDA inspectors have been deemed essential and we have always had inspection. But secretary of Real Estate really this week issued a statement where he said that USDA inspectors may be furloughed and — for periods of two weeks. Now, that without proper notice that would be a terrible situation for us. It would be an animal welfare issue and an environmental catastrophe for our industry.

When you have birds that are 60-62 days old scheduled to go to the plant and all of a sudden you don’t have inspectors and you leave those birds in that house two and three and four and five days longer, they crowd up and they’re going to die. And that’s just the end. They’re going to die. That’s your animal welfare issue.

And it becomes an environmental issue because, you don’t — there is no place — what are you going do with them? And you’re talking about the industry. It’s going to happen to 100 — however many birds were processed in a week. And then you think about your hatcheries. You’re hatching — all the birds come out of the hatchery, they don’t have any place to go. So, what are you going do with 155, 160 million chicks a week? Are you going to destroy eggs? Are you going to masquerade baby chicks? And then what are you going do with them? Are there enough landfills for all of that?

I don’t think they have thought about that in Washington, the animal welfare issue, and the environmental impact it’s going to have if cavalierly you withdraw furlough inspectors. It’s a big deal. And it’s more than just with you know furloughing inspectors. It has a lot of impact and not to mention, we have roughly 10,000 hourly employees that won’t have anything to do. But like I said in the past they’ve been deemed essential and my best judgment is that we were supposed to have our best and brightest up there in Washington being able to work these things out. At the end of the day, I’m hopeful that they’ll get that done.

<Q – Farha Aslam – Stephens, Inc.>: We’ll keep an eye on that. Thank you very much.

<A>: Thank you.

Operator: And next we’ll move to Heather Jones with BB&T Capital Markets.

<Q – Heather Jones>: Good morning.

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<A>: Good morning.

<Q – Heather Jones>: Thanks for the commentary on the inspectors that was very helpful. I was wondering if you could give us an estimated hit on a per pound basis of your underutilization?

<A>: Of what it costs?

<Q – Heather Jones>: Yeah like you said on things like the cost of chicks and things affected by your volume, how much do you think that’s running you per pound right now?

<A>: I don’t have a clue.

<A>: I tell you what, it’s going to be hard. For the first quarter, we had a lot of down days. We had four holidays. But in agri stats where we were just not competitive in chick — say we were selling hens at 60 weeks and paying growers to 65, running our hatcheries way below capacity. So chick costs, we were way out of line. Our grower costs, we’re paying our growers, we’re making up for their not running full, we’re out of line on grower pay, running the plants below capacity and paying for — that is mixed up in first quarter with holidays.

So it is — we still had a planned cost advantage. I mean we’re still several cents a pound better, but it’s not to the extent that’s normal. But I don’t want to mislead anybody. Our main problem in this quarter was sales. Our costs in yields were still advantageous. Not as advantageous as normal. But our primary problem here was the industry went out earlier than we did, got price increases, got new brackets and higher special sales prices. They moved faster than we did, and that was the primary problem.

We started seeing it in November and December. They went out in August and September. We didn’t start until November and December and that was the big deal. It was primarily tray pack. It wasn’t so much big bird deboning. And that was where we were not as competitive. I can’t quantify the cost. It was maybe a penny — a penny a pound when you roll it all together, but it’s mixed up with holidays and low volume too.

<Q – Heather Jones>: I mean that’s not typical you guys to be behind the ball on that. I mean, what happened during the quarter that you think caused you being behind your competitors from a sales perspective?

<A>: I think one of the things, the Georgia Dock kept going up and we didn’t anticipate that in November and December.

<A>: Heather, also the timing on our contracts was part of it.

<A>: Yeah.

<A>: That’s what I was going to say. We’ve had contracts, a lot of them that were booked in 2011. Some of those are two year contracts. Some are three. So as they’ve opened — as they’ve been renegotiated we had an opportunity to improve some contracts, to get brackets that reflected a dollar a pound Georgia that weren’t in there two years ago, things like that that we have been able to correct as contract renewals came about.

<Q – Heather Jones>: Okay. Because when I look at your quarter, you had the benefit of having January in the quarter which was obviously a much better month than November and December and yet you underperformed your calendar quarter peers. So when I’m thinking about your Q2, do you believe that these issues have now been resolved that when we look at your Q2 you should at least perform in line with your peers now that these sales issues have been resolved?

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<A>: 90% of the sales issues have been revolved and also another thing during that quarter beginning in October, according to agri stats we were very high on grain costs, particularly soy meal through January.

<Q – Heather Jones>: Okay.

<A>: And that has been resolved. You can look at our costs of goods sold. Beginning in October through January, we were high in agri stats own soy meal for the whole period and corn for part of that four months period.

<Q – Heather Jones>: Okay.

<A>: Not so beginning in February.

<Q – Heather Jones>: Okay. And finally, I was just wondering because you had originally talked about keeping these production cuts in place until the end of fiscal ‘13. You are now moving that up to June. So I am just wondering if you had to pinpoint something is it you are just more confident on the grain outlook, or are you more confident now on the demand side?

<A>: We feel a little bit more confident on the demand side. Our sales position has changed a little bit. We believe we are pretty well sold right now. We are optimistic about some opportunities in sales including our prepared foods division that may be coming up in the next 60 to 90 days.

We believe that we for the first time you all have heard me say I don’t believe people are going to eat beef, pork, I mean all chicken seven days a week. We believe we’ll get whole coverage now for the first time because of the high price of beef and pork.

We are getting more play, and we believe there is going to be a little bit more demand for chicken. We think perhaps the economy, if the government doesn’t, if some doesn’t has – Washington doesn’t quell it, we think we may have a little improvement in the economy and demand beginning in the third and fourth quarters.

<Q – Heather Jones>: Okay. Perfect. Thank you very much.

<A>: Thank you.

Operator: Next we’ll move to Akshay Jagdale with KeyBanc Capital Markets.

<Q – Akshay Jagdale>: Good morning.

<A>: Good morning.

<Q – Akshay Jagdale>: First question, I believe if I remember correctly, almost every quarter this year your pounds processed have been higher or sold have been higher than what you had sort of guided to. And you mentioned some of the issues with the weights. So first off why is it so unpredictable in a way, right? Because every quarter you give us those numbers which are very helpful. So why is it unpredictable? And then when you take into account the additional pounds that you are processed this year, were you still at 94%? When you say you are at 94% utilization is that in heads or pounds?

<A>: Heads. Head. We were absolutely at head. But our weights, we’ve never had a winter here. We have never had winter. It’s been – its like 65 today. And we just had a mild – we probably had maybe five days of fall since. You know, we just never had any cold weather. It was ideal growing conditions November, December, and January pretty much and never had any disease in our flocks and just – we’ve had the best feed conversions. We’ve probably ever had it and birds are just very healthy.

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<A>: And Akshay that’s my fault and I do the estimate. We ended up this quarter processing as Joe mentioned earlier. We had to bring some birds in and process ahead and on some days that we had projected to be down because live wastes were so heavy and looked at the schedule a couple Mondays and saw nine pounds chicken and I knew I was going to be off.

<Q – Akshay Jagdale>: What’s our average days right now Super Bowls?

<A>: 59.

<A>: We’re down to 59 day a bird growing to 860 chicken and usually that’s 62 days old.

<A>: Akshay, we set eggs to match that 6% cut back. But when they’re converting that and they are heavier he ends up – bring them early, so you run more head than what you – what we planned for with excess.

<A>: And for the number for the balance of the year for the second quarter and for the year we tried to build those variables into that number. And I think we’ll be able to refine it a little bit better as we move forward. But it’s always going to be off a little bit based on weather and expectations.

<A>: We’re also running a day younger bird in our tri-pack plants.

<Q – Akshay Jagdale>: Okay. So and – so then related to that, the efficiency issue, meaning cost advantage not being just the cost per unit, not being where you want it to be. Is that – so basically you are telling me you manage your business on heads. The pounds were much higher and unpredictable than you expected, so even though it might ...

<A>: No.

<Q – Akshay Jagdale>: Seem to us, okay. I was just trying to say because when I do our model we do it on a per pound basis. So.

<A>: Right.

<Q – Akshay Jagdale>: I am just -I am wondering why there was more inefficiency than you expected and pounds have come in more, so that’s offset some of the.

<A>: It was not more than we expected. We knew what was going to happen. We knew exactly what was going to happen. We knew were going to be high on grower pay and chick cost and all of those things that are tied directly to volume. As Joe has said, I think he said on the last call Akshay that we were going to change our grower relationships and make sure that they didn’t suffer as a result of the cut back and we increased our pay deliberately. We’ll be able to restore that now when we go back to full production.

<Q – Akshay Jagdale>: And.

<A>: The only thing are the sales. The sales surprised us a little bit, but nothing else surprised us. We were – we got behind on sales. Beginning in November is when it showed up. Nothing else surprised us. We were not surprised by any of the – November, December and January always our highest cost months and they were this year just like they always are.

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<Q – Akshay Jagdale>: And I honestly do not remember the last time you had an issue with the revenue per pound or execution on that end. Is that right? I mean that hasn’t happened in a while, correct?

<A>: That’s correct. That’s correct.

<Q – Akshay Jagdale>: Yes, so – and that’s a one-time thing. It’s fixed, no need to ...

<A>: I don’t think it’s going to – we have 90% of it fixed. We still have four contracts that their dates of the contracts are such that we can’t, they don’t mature until later, but 90% of them are fixed.

<Q – Akshay Jagdale>: But there is nothing structural.

<A>: No.

<Q – Akshay Jagdale>: Like one of the things I’ve heard is entering the east coast is harder and now every additional pound that you put in the market you know will be harder to price. So there is nothing like that going on?

<A>: No, no, no.

<Q – Akshay Jagdale>: Okay. And then just going back to why increased pounds. So now, I mean, every year you get larger, right? And you’re sort of moving the needle for the industry more so than you did the prior year. So you’re not, no longer just a small company. I mean, you’re a larger company now. So how do you think of the trade-off between increasing pounds and losing revenue per pound?

I mean, there is a risk there, right? I mean, if the whole industry puts on 6% more pounds from now until June. I mean, I don’t know where 6% more demand’s going to come from. You’re saying foodservice is still weak. You’re expecting it to get better, but what am I missing there? I mean, are you thinking of it that way? Or is that not the right way to think about it?

<A>: Well, all I think about is Sanderson Farms. My guess is the other companies do the same thing. I’m going do what I think Sanderson Farms and I think this is right for us and our shareholders. And my guess is I think you’re going see the fast food people increase for July 4th. And my guess is they’ll start increasing for May, June, July and August. That’s their peak.

So you’re going to get an increase out of the fast food people. They’re on cost flush and you’re going to get an increase for that. And you know but I don’t know, I don’t know what other people are going do. It depends on half the people in Agristats are losing money. So I don’t know what they’re going do. I wouldn’t think they’d be adding too much.

<Q – Akshay Jagdale>: So, I mean, I know we have talked about this maybe a month ago offline. So it’s really the demand, so what change from now until three months ago when you were going to reinstate this cut? It’s just your view on demand, you’re more optimistic. When we – yeah, and just put that optimism in perspective. Have you – when was the last time you were this optimistic about demand and why. What are you seeing specifically that makes you feel optimistic.

<A>: You know I’m always optimistic long-term. You know that. You agree with that?

<A>: Yeah. But.

<Q – Akshay Jagdale>: [indiscernible]

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<A>: Short term I would say, we have seen boneless breast in the Georgia Dock both go up. Boneless breast went up in December. It went up in January. Georgia Dock went up in November, December and January. And I also note that for the first time ever that I believe chicken is being covered to a degree by the high price of beef and pork.

And I’ve always never said that. I never have believed that. But I believe when you get to the prices beef and pork are now that you are going to get a little bit more play on chicken. All of a sudden out of the blue in the last month, we’re totally sold out on drums and thighs. Now that’s different. That wasn’t true 90 days ago. And it just happened over just all of a sudden. And that means something. We’ve never been that way before.

And that means somebody at the grocery store is in our – plants. They’re buying drums and thighs instead of something else. And it’s just – I have a different feeling right now. And I read an article where a round roast, an eight pound round roast which I am not crystal clear what that is, I know what a little round steak is or an eye round but a round roast at the grocery store costs $35. So I’m thinking that that may be a price impediment. So I just feel like — I’ve seen — what’s that thing you get that you send me, daily livestock report. I’ve seen your – worth [ph] of demand for beef and pork have both turned down because of pricing. And I believe that because of our sales of drums and thighs.

<Q – Akshay Jagdale>: So I don’t disagree with you. I mean the pricing number which is coincident indicator, right? It’s telling us that things are getting better on the demand side. So why then are you cautious about the demand? I mean pricing is better.

<A>: I didn’t say that. You are putting words in my mouth. I didn’t say. That’s why I am putting out more chickens.

<Q – Akshay Jagdale>: Okay. I’ll leave it at that.

<A>: Okay.

<Q – Akshay Jagdale>: Thanks so much.

<A>: Okay. Thank you very much.

Operator: Next we’ll move to Christine McCracken with Cleveland Research.

<Q – Christine McCracken>: Good morning.

<A>: Good morning.

<Q – Christine McCracken>: Just a couple of quick questions here on your feed cost outlook for the summer. I assume that you’re comfortable with availability over the summer given the timing of the ramp up in production, but it sounds like it’s still pretty tight out there and basis levels could be an issue. Can you just comment on that and why you’re more comfortable that feed won’t be an issue during that time until new crops?

<A>: I think it will be. It’s going to be very tight. Basis are going to be very high particularly in the east. Ohio, Indiana corn is and Illinois corn is not going to be there. It’s going to have to come from Iowa, Minnesota, Dakotas to get to the east except for we bought our first south American corn into North Carolina last week and I don’t know if there is going to be more or less. It priced in for the first time. We have it coming in I believe April, May, June, July some.

But basis is going to be very tight. It’s going to be dislocated, particularly for the east. I think that’s going to apply to ethanol plants and poultry and hog producers. But I think we’ll be able to get it. Not going to be so bad for Mississippi and Texas. But we actually have June and July covered for Kinston on basis.

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I’m going to check on Adel, and partially covered in Adel. We do not have that for the rest of our mills, but we did we have a good bit of coverage for the East Coast. We think that’s going to be the worst.

<Q – Christine McCracken>: You are ramping up the production across the board, correct? You’ll be at full production?

<A>: Yes, yes, everywhere.

<Q – Christine McCracken>: All right. And then just on wheat, your expectations for the summer. You know, we got a lot of productivity here with the favorable weather. Is it your expectation that you could see some limit on weight gains over the summer given where feed costs are expected to go?

<A>: Well, just because of the heat – you’ll see different weights this summer due to the heat.

<A>: Well you know, our weights didn’t go down last summer as much.

<A>: Not as much but from where we are now.

<A>: Yeah. Normally our weights go down tremendously in the summer and it’s very difficult to adjust – a normal summer our weights go down tremendously.

<A>: Christine are you asking whether or not we think there will be some people that will hold their weights down because of high grain on purpose as opposed to just weather changes?

<Q – Christine McCracken>: Yes.

<A>: They didn’t do it. I haven’t seen that.

<A>: If they’re profitable.

<A>: Hadn’t seen that.

<A>: They were suppose to do it this fall but they didn’t do it.

<Q – Christine McCracken>: All right. Just one last question with the fast food programs that you’re talking about for the summer, how high do you think bonus can get realistically given kind of what you’re expecting to add to the mix and others?

<A>: About 60, yes, $1.60.

<Q – Christine McCracken>: You think, Georgia Dock you will be profitable at those levels?

<A – Georgia Dock>: Yes, yes, absolutely.

<Q – Christine McCracken>: Great.

<A>: George.

<A – Georgia Dock>: Yes. Thank you.

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<A>: Thank you, Christine.

Operator: And next we’ll move to Andrew Strelzik with BMO Capital Markets.

<Q – Andrew Strelzik>: Good morning. This is Andrew Strelzik for Kenneth Zaslow.

<A>: Good morning, Andrew.

<Q – Andrew Strelzik>: Outlook for the demand is obviously much better so I am just wondering with that better outlook kind of what level of excess you would be comfortable with as we move into the spring and summer? I know that you managed the business based on farms demand, but just as you look more broadly at the industry, what are you comfortable with or what would make you a little bit more cautious as we move into the spring and summer?

<A>: It’s holding up fairly well at this 198 to 200, in that range I would guess.

<A>: Last spring, you got to 200 million.

<A>: Yeah, 201, May 24th and 31st was peak.

<A>: And we’re running a little bit ahead on percentage basis at least through February.

<A>: Yeah. So, you’re going to have a smaller breeder flock actually coming in. This breeder crop is probably capable of 204, 205, I am guessing. I don’t think they can do any more than that.

<Q – Andrew Strelzik>: You would be comfortable with that kind of 204, 205 level in the summer, you think that that would be okay for the demand picture?

<A>: I don’t know. I can’t tell. I don’t know that. That would — we haven’t seen that. I have no idea.

<Q – Andrew Strelzik>: Okay. And then I just wanted to get your thoughts around Mexico. Some of the commentary on Avian influences on the impending tariffs, what’s your perspective there, and what you are seeing?

<A>: Well we’ve read reports from Mexico’s Food Safety Inspection and Animal Health Agency. They’ve confirmed that they’ve got the high path H7N3 Avian influences in some flocks in Mexico owned by Pacheco [ph]. The initial reports are 12 farms; ten of those are breeder farms that are laying eggs that would end up in broiler production. That’s — this AI was just confirmed last week, so this is really new and those are initial reports and they could certainly change. But initially that represents about 6% of Mexico’s broiler production, eight or nine weeks down the road. They’ve quarantined the farm. They’ve begun depopulating and then outside the quarantine area they’ve begun vaccinating. So, nobody knows if they have it contained or not. But we’re guessing it’s going to be 6% to 10% of Mexico’s production when that product doesn’t — when that product’s not available for the plants.

<A>: As a result of that, my guess is it probably won’t be interested in any tariff if they’re going to be losing that much production.

<Q – Andrew Strelzik>: Okay, great. I appreciate the color. Thanks a lot.

<A>: You bet. Thank you.

Operator: And next we’ll leave to Ken Goldman with JP Morgan.

<Q – Kenneth Goldman>: Hi. Good morning.

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<A>: Good morning Ken.

<Q – Kenneth Goldman>: I know it’s difficult to tell but as you look at the seasonal decline in wings that we’ve seen the last couple weeks, we’ve heard some commentary that maybe it’s somewhat not seasonal, maybe it’s a little more demand-driven perhaps, counter seasonally than what you otherwise might have seen. Do you guys believe that it’s mostly seasonal or do you think there are some other drivers as well right now?

<A>: I think it’s just post Super Bowl. I think they’re going to get down to $1.50 to $1.55, maybe by the end of next week and then you’ll start tournaments. The 1st of March you’ll start tournaments and then the demand will be right back and they might even go back up through March. And you know, we think we’re looking at $1.50 wing, $1.60 wing, something like that.

<Q – Kenneth Goldman>: Okay. And then...

<A>: And a lot of the restaurants went into December this year with more wings in freezers. They had frozen more wings because the year before they were so short. So now some of that product’s coming out of freezers and they’re being used in the place of fresh. Now, that will clean up. I mean, that will all clean up, March madness will be back. They’re freezing some right now though. Well some of the spot loads, discounted loads are being frozen.

<A>: They’re freezing some of these. Wings are trading right now for $1.25 to $1.30 on any excess and those are going in the freezer right now and they’ll come out when these wings go back to $1.60.

<Q – Kenneth Goldman>: That’s helpful. And then one other question. In speaking with packaged food manufacturers historically, some of them had suggested that 100% capacity utilization is not ideal that it allows them less flexibility and there is some other more chicken costs at that level or they prefer somewhere in the 90, 95% level, as well that protein and specifically chicken manufacturers are little bit different. Is the 100% ideal for you in all cases, or are there other costs that we have to consider when we look at that number?

<A>: 100% is always the most efficient from a cost standpoint.

<A>: Yeah.

<A>: We don’t – when we cut back it’s usually if we are losing money we want to lose a little less. But from a an efficiency cost standpoint, 100%.

<A>: 100% running flat out frankly Ken is ideal. When we say we’re running full don’t forget you know, in the fall and after we always cut back in November and December because we don’t need the product. We roll the whole year together when we say running full we’re running at 97, 98% because we cut back in the fall. But running full is best for us.

<A>: We won’t run full pre-Easter market either.

<A>: No. That’s right.

<Q – Kenneth Goldman>: Thank you for the color.

<A>: Thank you.

Operator: And next I’ll move to [indiscernible] with Sidoti & Company.

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<Q>: Good morning. Just a follow up on bird weights. Can you actually give us a break down by pounds for big bird deboning and tri-pack, as well as your average bird weights for this segment for the quarter?

<A>: Wait. Targets? Or what we actually did?

<A>: I think she’s asking how much.

<Q>: A break down?

<A>: Extra pounds, big bird deboning versus tri-pack.

<A>: Okay.

<A>: You have it? Can you call – let Mike call you after the call.

<A>: Our bird weights during the quarter, actual bird weights at big bird deboning was a little more than 8.6.

<Q>: Okay.

<A>: And chill-pack 6.75— just under 6.75 or so. Those are average — that’s average live weight.

<A>: Yeah that’s average live weight.

<Q>: Okay. Yeah. Okay. And I understand that you sell some of the chicken that you process under private label and I’m just interested have you seen stronger demand from your retail clients for private label products? And if so, does this have any impact on your gross margins?

<A>: No.

<Q>: We’ve seen excellent demand for our brand and private label. There is no difference, been an excellent demand for fresh chicken in both categories.

<A>: And it doesn’t affect our margin.

<Q>: Okay. And so for this quarter your SG&A expense included that 1.8 million charge related to the plant expansion in North Carolina and excluding that your SG&A would have been below 19 million and I’m just wondering if you could give us some guidance in terms of SG&A expense that we should be building into our models for the coming quarters, can we expect it to be below 19 million for the second, third quarter of 2013.

<A>: There was $2.7 million special charge — there was $1 million to Nash County and 1.7...

<A>: No, 800. The 1.7 is total or 1.8 is total. 1 million plus 800,000 was North Carolina.

<A>: And I think you can use 19 million. That’s a good number. The balance of that increase was some salaries and administrative costs that won’t go away. So during second and third quarter you can use 19 million.

<Q>: Okay. That’s very helpful. And just a last question, so do you think for the remainder of the year you will be able to get your non-feed costs per pound below $0.34?

<A>: Non-feed.

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<Q>: So for this quarter it’s about $0.34 per pound.

<A>: 34....

<A>: Yeah.

<A>: With the additional volume is...

<A>: Not this quarter though.

<A>: Not during the second quarter. Once we get the initial volume up, that number’s going come down.

<A>: Yeah.

<Q>: Okay. That’s very helpful. Thank you.

<A>: Thank you.

Operator: At this time there are no further questions. I will turn the call over to Mr. Sanderson for any additional or closing remarks.

Joe Frank Sanderson, Chairman and Chief Executive Officer

Good. Thank you for spending time with us this morning. We look forward to reporting our results to you throughout the year. Thank you very much.

Operator: And that will conclude today’s call. We thank you for your participation.

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